Exhibit 99.1

FOR IMMEDIATE RELEASE

NanoString Technologies Releases Financial Results for Third Quarter of 2014

- Record Total Revenue of $12.3 Million, Reflecting 47% Year-Over-Year Growth -

SEATTLE – November 4, 2014 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the third quarter ended September 30, 2014.

Financial Highlights:

•	Record total revenue of $12.3 million, 47% year-over-year growth

•	Instrument revenue of $4.5 million, 27% year-over-year growth

•	Consumables revenue of $6.0 million, 37% year-over-year growth

•	Celgene collaboration milestones of $5.0 million achieved during the third quarter, with $1.1 million of revenue recognized

“Third quarter results demonstrated meaningful progress across all aspects of our business. Momentum in our life science research business continues, driven by instrument placements, record consumable revenue, and strong demand for our PanCancer Pathway and Immune Profiling Panels,” said President and Chief Executive Officer, Brad Gray. “Our companion diagnostic collaboration with Celgene is progressing ahead of plan, resulting in an accelerated milestone achievement during the quarter. Finally, we made important progress in gaining reimbursement for Prosigna®, including from UnitedHealthcare®, the largest private payer in the US.”

Recent Business Highlights:

•	Cumulative installed base of over 230 nCounter® Analysis Systems and more than 560 peer reviewed publications

•	Introduction of the 770-gene PanCancer Immune Profiling Panel, which enables researchers in the field of immuno-oncology to create profiles of the human immune response in all cancer types

•	Collaboration with the Brigham and Women’s Hospital in Boston to accelerate translation of genomic discoveries into clinical cancer diagnostics

•	Reimbursement coverage for Prosigna testing services to date covering approximately 45 million U.S. lives, representing coverage of approximately 20% of indicated patients

•	Met regulatory requirements to market Prosigna in Australia, New Zealand and Hong Kong

Third Quarter Financial Results

Revenue for the three months ended September 30, 2014 rose 47% to $12.3 million, from $8.4 million for the third quarter of 2013. Instrument revenue was $4.5 million, up 27% from the prior year period. Consumables revenue for the quarter was $6.0 million, up 37% from the third quarter of 2013. Prosigna revenue was $0.3 million for the quarter. Revenue associated with the Celgene companion diagnostic collaboration was $1.1 million.

Gross margin on product and service revenues was 53% for the three months ended September 30, 2014 compared to 55% for the prior year period. The decrease was largely due to an increased proportion of sales to distributors in the third quarter of 2014, which have a lower gross margin, as well as several large consumable orders with unusually low per unit manufacturing costs and certain favorable overhead cost variances, which drove a higher gross margin in the third quarter of 2013.

Research and development expense for the third quarter of 2014 increased to $6.0 million compared to $3.8 million in the prior year period. The increase reflects an increased investment in technology, new product development and, to a lesser extent, costs to support the Celgene collaboration.

Selling, general and administrative expense for the quarter was $12.5 million compared to $8.0 million in the prior year period. The increase reflects Prosigna launch costs, including establishment of an oncology sales force; expansion of the laboratory focused commercial organization; and other increased corporate costs.

Net loss attributable to common stockholders for the third quarter of 2014 was $12.1 million, or $(0.67) per diluted share, compared with $7.7 million, or $(0.53) per diluted share, for the third quarter of 2013. Non-GAAP net loss for the quarter was $9.8 million, or $(0.54) per diluted share, compared with non-GAAP net loss of $6.4 million, or $(0.44) per diluted share, for the prior year period (see accompanying table for reconciliation of GAAP and non-GAAP financial measures).

The company had $67.5 million of cash, cash equivalents and short-term investments as of September 30, 2014.

NanoString’s 2014 Outlook

The company’s updated financial outlook for 2014 includes:

•	Total revenue in the range of $46.0 to $48.0 million, representing an approximate increase of 46% to 53% over 2013, versus prior guidance of $45.0 to $50.0 million

•	Gross margin in the range of 52% to 54%, versus prior guidance of 52% to 55%

•	Operating expenses in the range of $71.0 to $73.0 million, versus prior guidance of $70.0 to $75.0 million

•	Net operating loss in the range of $45.0 to $49.0 million, versus prior guidance of $40.0 to $50.0 million

•	Year-end cash and investment balance of approximately $70.0 million

Conference Call

Management will host an investment community conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers, or from the webcast link in the investor relations section of the company’s website at: www.nanostring.com. A replay of the call will be available beginning November 4, 2014 at 7:30pm ET through midnight on November 5, 2014. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 17072966. The webcast will also be available on the company’s website for one quarter following the completion of the call.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter® Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in hundreds of peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s technology has now been applied to diagnostic use. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.

For more information, please visit www.nanostring.com.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding continuing growth in our life science research business and our estimated 2014 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in “Reconciliation of GAAP to Non-GAAP Financial Information” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Investor Contact:

Leigh Salvo of Westwicke Partners

For NanoString Technologies

leigh.salvo@westwicke.com

415-513-1281

Media Contact:

Nicole Litchfield of Bioscribe Inc.

For NanoString Technologies

nicole@bioscribe.com

415-793-6468

NANOSTRING TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Instruments	$4,528	$3,552	$11,741	$7,714
Consumables	5,978	4,376	16,621	12,380
In vitro diagnostic kits	270	41	512	41
Services	488	420	1,404	1,148

Total products and service revenue	11,264	8,389	30,278	21,283
Collaboration	1,079	—	1,697	—

Total revenue	12,343	8,389	31,975	21,283

Costs and expenses:
Cost of product and service revenue	5,271	3,784	14,456	10,188
Research and development	5,961	3,784	15,967	10,469
Selling, general and administrative	12,515	7,988	36,069	20,822

Total costs and expenses	23,747	15,556	66,492	41,479

Loss from operations	(11,404)	(7,167)	(34,517)	(20,196)
Other income (expense):
Interest income	65	22	204	28
Interest expense	(697)	(538)	(3,248)	(1,412)
Revaluation of preferred stock warrant liability	—	—	—	1,156
Other expense	(112)	(17)	(97)	(30)

Total other income (expense)	(744)	(533)	(3,141)	(258)

Net loss	(12,148)	(7,700)	(37,658)	(20,454)
Accretion of mandatorily redeemable convertible preferred stock	—	—	—	(4,653)

Net loss attributable to common stockholders	$(12,148)	$(7,700)	$(37,658)	$(25,107)

Net loss per share, basic and diluted	$(0.67)	$(0.53)	$(2.13)	$(4.74)

Shares used in calculating basic and diluted net loss per share	18,134	14,616	17,711	5,292

NANOSTRING TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$18,826	$9,941
Short-term investments	48,674	32,715
Accounts receivable, net	15,266	8,331
Inventory	5,790	6,750
Prepaid expenses and other	4,353	2,999

Total current assets	92,909	60,736

Property and equipment, net	5,746	3,065
Other assets	878	571

Total assets	$99,533	$64,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,166	$3,354
Accrued liabilities	7,755	7,088
Deferred revenue, current portion	4,425	1,462
Long-term debt, current portion	251	6,136
Other	807	590

Total current liabilities	15,404	18,630
Long-term debt, net of current portion	20,497	12,157
Deferred revenue, net of current portion	7,168	803
Other non-current liabilities	784	1,313

Total liabilities	43,853	32,903
Total stockholders’ equity	55,680	31,469

Total liabilities and stockholders’ equity	$99,533	$64,372

NANOSTRING TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss attributable to common stockholders (GAAP)	$(12,148)	$(7,700)	$(37,658)	$(25,107)
Accretion of mandatorily redeemable convertible preferred stock	—	—	—	4,653
Change in the fair value of preferred stock warrant liability	—	—	—	(1,156)
Stock-based compensation expense	1,306	278	3,604	766
Depreciation and amortization	370	459	1,115	1,360
Interest expense	697	538	3,248	1,412

Net loss (non-GAAP)	$(9,775)	$(6,425)	$(29,691)	$(18,072)

Shares used in calculating basic and diluted net loss per share (GAAP)	18,134	14,616	17,711	5,292
Shares of common stock issuable upon conversion of mandatorily redeemable convertible preferred stock	—	—	—	5,723

Shares used in calculating basic and diluted net loss per share (non-GAAP)	18,134	14,616	17,711	11,015

Net loss per share, basic and diluted (GAAP)	$(0.67)	$(0.53)	$(2.13)	$(4.74)

Net loss per share, basic and diluted (non-GAAP)	$(0.54)	$(0.44)	$(1.68)	$(1.64)